Exhibit 4.2

VISTAGEN THERAPEUTICS, INC.
FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (the "Agreement") is made as of August 1, 2005 by and among VistaGen Therapeutics, Inc., a California corporation (the "Company"), A. Franklin Rice and H. Ralph Snodgrass (the "Founders"), and the investors listed on Schedule A hereto, each of which is herein referred to as an "Investor."

RECITALS

WHEREAS, certain of the Investors (the "Existing Investors") hold shares of the Company's Series A Preferred Stock and/or Series B Preferred Stock, and/or Series Bl Preferred Stock, and/or Series C Preferred Stock, and/or shares of Common Stock issued upon conversion thereof (collectively, the "Existing Preferred Stock"), and possess registration rights, information rights, and other rights pursuant to a Third Amended and Restated Investors' Rights Agreement dated as of December 28,2004 among the Company, the Founders and such Existing Investors (the "Prior Agreement"); and

WHEREAS, the Existing Investors signatory hereto and the Founders are holders of at least 51% of the "Registrable Securities" of the Company (as defined in the Prior Agreement), and desire to replace and supersede the Prior Agreement with the terms of this Agreement; and

WHEREAS, certain of the Investors are parties to the Series C Preferred Stock Purchase Agreement of even date herewith among the Company and such Investors (the "Purchase Agreement"), which provides that as a condition to the closing of the sale of the Series C Preferred Stock, this Agreement must be executed and delivered by such Investors, Existing Investors and Founders collectively holding at least 51% of the "Registrable Securities" of the Company (as defined in the Prior Agreement) and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Existing Investors and the Founders hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1. Registration Rights. The Company covenants and agrees as follows: 1.1 Definitions. For purposes of this Section 1:

             (a) The term "Act" means the Securities Act of 1933, as amended.

(b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term "Founders Shares" means the 14,000,000 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations after the date hereof (collectively, a "Recapitalization")) issued to the Founders in the amounts set forth in Schedule B attached hereto plus additional shares of Common Stock issued pursuant to any Employment Agreements between the Company and the Founders (subject to appropriate adjustment for Recapitalizations).

(d) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

(e) The term "1934 Act" shall mean the Securities Exchange Actof1934, as amended.

(f) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC.

(g) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the shares of Series A Preferred Stock, Series B Preferred Stock, Series Bl Preferred Stock and Series C Preferred Stock held by the Holders, (ii) the Founders Shares; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities and the aforementioned individuals shall not be deemed Holders for the purposes of Sections 1.2, 1.12, or 1.14, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned, and excluding Registrable Securities that have been sold in an offering registered under the Act or in an open market transaction under Rule 144 of the Act.

(h) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(i)           The term "Qualified Public Offering" shall mean a firmcommitment public offering of the Company's Common Stock resulting in aggregate netproceeds to the Company of at least $15,000,000 and at an ofering price to the public of not lessthan $5.00 per share.

(j)      The term "SEC" means the Securities and Exchange Commission.

1.2     Request for Registration.

(a) If the Company shall receive at any time the earlier of (i) five (5) years from the date of this Agreement, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the Registrable Securities, provided that the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $ 10,000,000, then the Company shall:

(i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

(ii) as soon as practicable, use its best efforts to effect the registration under the Act of all Registrable Securities which the Holders request to be registered, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company, within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.6, subject to the limitations of subsection 1.2(b).

(b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders, provided that the Company approves of such underwriter (such approval not to be unreasonably withheld). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating-Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d)     In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two (2) registrations requested by the Holders of Registrable Securities pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.6, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)     Prepare, and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws, of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

(e) In the event of any underwritten.public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)           Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders whose Registrable Securities are included in such registration statement and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders whose Registrable Securities are included in such registration statement.

1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall'be required to effect the registration of such Holder's Registrable Securities.

1.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 1.2.

1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section!.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders selected by them but excluding underwriting discounts and commissions relating to Registrable Securities.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected in accordance herewith, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata' among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders; provided that there shall be no reduction in the number of securities of any Holder that is not a Founder unless all securities held by the Founders and their transferees and any other holders of Common Stock (other than the Holders) are first withdrawn from the offering). For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)     To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors and partners of such Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein,- or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state-law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection . with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided,however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party.on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11   Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)     make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12   Form S-3 Registration. In case the Company shall receive a written request from the Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.12; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)     Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses other than underwriting discounts and commissions incurred in connection with the registrations requested pursuant to Section 1.12, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.12 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses). Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.13   Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may, other than to a direct competitor of the Company, as reasonably determined by the Company, be assigned (but only with all related obligations) by a Holder of Registrable Securities (i) to one or more of its affiliated partnerships managed by it, or (ii) to a transferee or assignee of such securities who, after such assignment or transfer, holds at least seventy five thousand (75,000) shares of Registrable Securities (subject to appropriate adjustment for any Recapitalization), provided that upon such transfer to a partner, affiliate, transferee or assignee: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such partner, affiliate, transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such partner, affiliate, transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the partner, affiliate, transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee pursuant to clause (ii) above, the holdings of transferees and assignees of a partnership who are employees, partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such employees, partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration prior to the date which is one hundred eighty (180) days after the effective date of the Company's initial public offering of any of its securities.

1.15 "Market Stand-Off" Agreement. Each Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however, that:

(a) such agreement shall be applicable only to the first two such registration statements of the Company which cover common stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

(b) all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and

(c) such market stand-off time period shall not exceed one hundredeighty (180) days.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-14 or Form S-15 or similar forms which may be promulgated in the future.

1.16 Termination of Registration Rights.

             (a)     No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

             (b)     In addition, the right of any Holder to request registration or inclusion in any registration pursuant to Section 1 shall terminate on the closing of the first Company-initiated registered public offering of Common Stock of the Company if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period, or on such date after the closing of the first Company-initiated registered public offering of common Stock of the Company as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period.

2.      Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to eachInvestor:

             (a)    as soon as practicable, but in any event within ninety (90) daysafter the end of each fiscal year of the Company, an income statement for such fiscal year, abalance sheet of the Company and statement of shareholder's equity as of the end of such year(collectively, the Company's "Year-End Financial Statements"), and a schedule as to the sourcesand applications of funds for such year, such Year-End Financial Statements to be in reasonabledetail, prepared in accordance with generally accepted accounting principles ("GAAP");

           (b)    as soon as practicable, but in any event within forty-five (45 days)   after the end of each of the first three (3) quarters of each fiscal year of the Company, anunaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter; and

             (c)           with the fiscal year beginning April 1, 2003, each holder of sharesof Series Bl Preferred Stock will be furnished by the Company with an annual budget.

        2.2 Termination and Transfer of Information Covenants.

             (a) The covenants set forth in Section 2.1 shall terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with a Qualified Public Offering is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

             (b) The rights to information set forth in Section 2.1 may not be assigned or transferred, except that such rights are assignable, other than to a direct competitor of the Company, as reasonably determined by the Company, (i) by each Holder to any whollyowned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Holder, and (ii) to a transferee or assignee which holds at least 75,000 shares of Registrable Securities (subject to appropriate adjustment for any Recapitalization).

                             2.3     Confidentiality. Each Investor agrees that it will at all times keep confidential and will not disclose or divulge, or use for any purpose other than to evaluate itsinvestment in the Company, any confidential, proprietary or secret'information which such Investor may obtain from the Company pursuant to the Company's obligations to submit financial statements, reports and other materials hereunder unless such information is or becomes known to the Investor from a source other than the Company, is or becomes publicly known other than as a result of a breach by such Investor of this Section 2.3, or unless the Company gives its written consent to the Investor's release of such information, except that no such written consent shall be required (and the Investor shall be free to release such information) if such information is to be provided to such Investor's counsel or accountant, or to an officer, director or partner of an Investor, provided that such Investor shall inform the recipient of the confidential nature of such information, and shall instruct the recipient to treat the information as confidential. The provisions of this Section 2.3 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto.

3. Miscellaneous.

3.1 Additional Series C Investors. In the event of the issuance of any additional shares of Series C Preferred Stock in subsequent closings in accordance with the terms of the Purchase Agreement, or in connection with joint venture, technology licensing or research and development activity, or similar strategic transactions the terms of which are approved by the Board of Directors, including the warrants to purchase shares of Series C Preferred Stock, then upon execution of a signature page counterpart hereto by any such purchaser, and without the need for an amendment hereto, such purchaser shall become a party to this Agreement and shall be deemed an "Investor" for purposes of this Agreement, and shall have the identical rights and obligations hereunder as the other Investors, in each case as of the date of execution of such counterpart signature page.

3.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified or upon deposit with the United States Post Office or overnight courier, by overnight or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties, or (ii) by electronic facsimile (fax) to such party with receipt confirmed within three (3) days by notice delivered in accordance with Section 3.6(i).

        3.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (a) the Company and (b) the holders of a majority of the Registrable Securities; provided that any amendment that is adverse to the holders of shares of Series Bl Preferred Stock must also be approved by the holders of a majority of the outstanding shares of Series Bl Preferred Stock held by persons party to this Agreement. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

3.9 Termination of Prior Agreement. The Prior Agreement is hereby terminated in its entirety and replaced with this Agreement as provided herein. Such termination and replacement is effective upon the execution of this Agreement by the Company and the holders of a sufficient number of shares of Registrable Securities (pursuant to and as provided in Section 3.7 of the Prior Agreement). Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and terminated in their entirety and shall have no further force or effect.

3.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.12 Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and hereby amends, restates and replaces the Prior Agreement in its entirety.

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors' Rights Agreement as of the date first above written.

THE COMPANY

VISTAGEN THERAPEUTICS, INC
a California corporation
By: _______
H. Ralph Snodgrass, President

Address:       1450 Rollins Road
Burlingame, CA 94010

THE FOUNDERS:

By: _______
H. Ralph Snodgrass, President

Address:       2221 Armada Way
San Mateo, CA

By: _________
A. Franklin Rice
1555 W Hillsdale Blvd
San Mateo CA 94402

Signature Page to the VistaGen Therapeutics, Inc. Fourth Amended and Restated Investors' Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Series C Preferred Stock Purchase Agreement as of the date first above written,

INVESTOR:

EN-BIO TECHNOLOGY CO,, LTD.

Bv:      _________________

Name: _________________

Title __________________

Signature Page to the VistaGen Therapeutics, Inc. Series C Preferred Stock Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors' Rights Agreement as of the date first above written.

INVESTOR:

CATO HOLDING COMPANY

By:___________

Name:  Shawn K. Singh

Title:       COO

Signature Page to the VistaGen Therapeutics, Inc. Fourth Amended and Restated Investors' Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors' Rights Agreement as of the date first above written.

INVESTOR:

NATIONAL JEWISH MEDICAL AND RESEARCH CENTER

Bv:      _________________

Name: Richard B Johnston, Jr.

Title Exec VP for Academic Affairs

Signature Page to the "VistaGen Therapeutics, Inc. Fourth Amended and Restated Investors' Rights Agreement

Signature Page to the "VistaGen Therapeutics, Inc. Fourth Amended and Restated Investors' Rights Agreement

SCHEDULE A

INVESTORS

First Strategic Closing: August 1,2005
Number of Shares of
Name of Investor	Series C Preferred
En-Bio Technology Co., Ltd.	833,333
Total First Strategic Closing:	833,333
Second Strategic Closing: October 28,2005
Number of Shares of
Name of Investor	Series C Preferred
Cato Holding Company	300,842
National Jewish Medical and
Research Center	166,666
Total Second Strategic Closing:	467,508

SCHEDULE B

Name
H. Ralph Snodgrass A. Franklin Rice
TOTALFOUNDERS
Number of Shares
10,000,000
4,000,000
14,000,000

AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

This Amendment No. 1 to the Fourth Amended and Restated Investors' Rights Agreement (this "Amendment") is entered into as of July 10, 2010, by and among VistaGen Therapeutics, Inc., a California corporation (the "Company"), A. Franklin Rice and H. Ralph Snodgrass (the "Founders") and the investors listed on Schedule A (the "Investors") to the Agreement (as defined below).

R E C I T A L S

WHEREAS, the Company, the Founders and the Investor have previously entered into that certain Fourth Amended and Restated Investors' Rights Agreement dated as of August 1, 2005 (the "Agreement");

WHEREAS, the Company is in the process of undertaking an initial public offering of shares of its Common Stock in Canada and an unregistered private placement of its shares of Common Stock in the United States (collectively, the "Offerings"); and

WHEREAS, in order to consummate the Offerings, the Company, the Founders and the Investors deem it necessary to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company, the Founders and the Investors hereby agree to amend the Agreement as follows:

A M E N D M E N T

1. Definitions. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement.

2. Amendments to the Agreement.

a.  Sections 1.2, 1.6 and 1.14 of the Agreement are hereby deleted in their entirety and shall be of no further force or effect.

b.  Any and all references to Sections 1.2, 1.6 and 1.14 in the Agreement are hereby deleted.

c.  Section 1.15 of the Agreement shall be amended and restated in its entirety as follows:

1.15 "Market Stand-Off" Agreement.

                (a)     In the event the Company files a registration statement under the Act, each Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock registered in such registration statement or final prospectus (whichever is applicable); provided, however, that:

             (i) such agreement shall be applicable only to the first two such registration statements of the Company which cover common stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

             (ii) all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements; and

             (iii) such market stand-off period shall not exceed one hundred eighty (180) days.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 1.15(a) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-14 or Form S-15 or similar forms which may be promulgated in the future.

          (b)     In the event the Company files a final prospectus with securities regulatory authorities in Canada to effectuate a public offering of its securities (a "Canadian Offering"), each Investor agrees that, without the prior written consent of the Company, such consent not to be unreasonably withheld, from the date that is one-hundred eighty (180) days from the closing date of the Canadian Offering (the "Lock-Up Period"), each Investor will not, directly or indirectly (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any Common Stock of the Company or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by each Investor in accordance with applicable securities laws and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the "Applicable Securities"), or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Applicable Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing restriction is expressly agreed to preclude each Investor from engaging in any hedging or other transaction which is designed to or which could reasonably be expected to lead to or result in a sale or disposition of Applicable Securities even if such securities would be disposed of by someone other than the Investor. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Applicable Securities or with respect to any security that includes, relates to, or derives any significant part of its value from the Applicable Securities. The foregoing restrictions are subject to the following conditions:

          (i) Each Investor agrees to authorize the Company, during the Lock-Up Period, to cause any transfer agent for the Applicable Securities to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, Applicable Securities for which the Investor is the record holder and, in the case of Applicable Securities for which the Investor is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder, as soon as reasonably practicable after the date hereof, to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Applicable Securities.

          (ii) During the applicable Lock-Up Period, each Investor may, without the consent of the Company's agent in the Canadian Offering or the Company, transfer, sell or tender any or all of the Applicable Securities pursuant to a take-over bid (as defined in the Securities Act (Ontario)) or any other transaction, including, without limitation, a merger, arrangement or amalgamation, involving a change of control of the Company, provided that: (i) all Applicable Securities not transferred, sold or tendered remain subject to this undertaking; and (ii) it shall be a condition of such transfer, sale or tender that if such take-over bid or other transaction is not completed, any Applicable Securities subject to this undertaking shall remain subject to the restrictions herein.

          (iii) Subject to Section 1.15(b)(iv) below, the foregoing restrictions in Section 1.15(b) shall only apply to seventy-five percent (75%) of the Applicable Securities held by each Investor.

          (iv) All officers, directors and shareholders holding greater than ten percent (10%) of the outstanding shares of Common Stock of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) shall have entered into similar agreements, except that all Applicable Securities held by such officers, directors and shareholders holding greater than ten percent (10%) of the outstanding shares of Common Stock shall be subject to the foregoing restrictions."

3. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

4. Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

5. Entire Agreement. The Agreement, as amended by the Amendment, constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement, as amended by this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Facsimile counterparts shall be deemed to be originals.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY

VistaGen Therapeutics, Inc.
a California corporation

By:  /s/Shawn K. Singh
Shawn K. Singh Chief Executive Officer

FOUNDERS:

/s/H. Ralph Snodgrass
H. Ralph Snodgrass

/s/A. Franklin Rice
A. Franklin Rice

INVESTORS:

/s/ By Investors Listed on Schedule A to Fourth Amended & Restated Investors'Rights Agreement, dated August 1, 2005